Exhibit 99.1
4 Mill Ridge Lane
Mill Ridge Farm
Chester, NJ 07930
Main: 908-879-1400
Fax: 908-879-9191
www.adamsrt.com
ADAMS RESPIRATORY THERAPEUTICS PROVIDES REVENUE OUTLOOK
FOR REMAINDER OF FISCAL 2007
Lower-than-anticipated trade orders coupled with a lack of severity in the reported levels of upper respiratory ailments impacts net sales of major products
Net sales expected to be in the range of $80 million to $85 million in fiscal 2007 third quarter;
and $320 million to $335 million for the 2007 fiscal year
CHESTER, N.J. (Mar. 16, 2007) — Adams Respiratory Therapeutics, Inc. (NASDAQ: ARxT) today provided a revenue outlook for the remainder of the fiscal year ending June 30, 2007. The Company believes that lower-than-anticipated trade orders during the fiscal 2007 third quarter coupled with a lack of severity in the reported levels of upper respiratory ailments will impact net sales of our major products for the remainder of the fiscal year. The Company expects to report net sales in the range of $80 million to $85 million for the fiscal 2007 third quarter, which would represent an increase compared to reported net sales of $76 million in the prior year third quarter, but a sequential decline compared to the record $111 million in net sales reported in the fiscal 2007 second quarter. For the 2007 fiscal year, Adams expects net revenue to be in the range of $320 million to $335 million, compared to net revenue of $239 million in fiscal 2006.
Last month, the Company highlighted the weaker trends in the incidence of upper respiratory illness, as reported by Surveillance Data Inc. (SDI), during its fiscal 2007 second quarter conference call on Feb. 7, and said, “If the milder season persists, we would still expect to produce significant year-on-year top-line growth during the March quarter. However, these seasonal influences may temper our ability to produce sequential quarter-on-quarter sales growth.”
This week, the Company determined that despite strong levels of retail consumption and strong market share gains for our products during the period, trade orders have been disappointing and actual shipments are lower than anticipated. In addition, the most recent SDI FAN data for the week-ending Mar. 16, 2007, show a sharp decline in the reported levels of upper respiratory illness. At this point in the season, we would expect our trade customers to wind down promotional activity and inventories in anticipation of the end of the cough/cold season. We continue to believe, that across all trade channels the level of trade inventories for our products is essentially normal.

Commenting on the financial outlook, CEO and president, Michael J. Valentino said, “While it is disappointing to make downward adjustments in revenue estimates for the year, we feel good about the fundamentals of our business and our efforts to execute effectively in the marketplace. I am very proud of the way we have performed against the elements under our control. Unfortunately, we do not control the severity of the season or the purchasing decisions of our trade customers. By all accounts, our brands’ performance in the market has been strong. We hope to leverage our enhanced leadership position in the marketplace as we plan to introduce a new portfolio of OTC products next season.”
Separately, the Company just received the first set of top-line results relating to the Phase IIb erdosteine clinical trial. The preliminary data suggest a significant placebo effect and that the two different erdosteine treatment groups do not seem to break statistically from placebo. Further analyses will continue during the remainder of fiscal 2007 to determine the ultimate outcome of the study.
Additionally, the Company announced today the termination of an underwriting agreement it had executed in connection with its existing re-sale registration statement. The pending trade in connection with this underwriting agreement has been cancelled.
About Adams Respiratory Therapeutics, Inc.
Adams is a specialty pharmaceutical company focused on the late-stage development, commercialization and marketing of over-the-counter and prescription pharmaceuticals for the treatment of respiratory disorders.
Forward-Looking Statements
This press release contains certain “forward-looking” statements, including the Company’s future financial performance and growth. Such forward-looking statements can be identified by the words “believes,” “anticipates,” “expects,” and similar expressions and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially include, among others: Adams’ ability to maintain the success of its existing products and successfully introduce and commercialize new products; dependence on a limited number of top customers; Adams’ ability to achieve projected growth and sales; competition from other branded products, as well as generic competition; the severity of the cough and cold season; seasonality of product sales and other risk factors set forth Item 1A. Risk Factors in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006 and under Item 1A. Risk Factors in Adams’ Quarterly Report on Form 10-Q for the period ended December 31, 2006. Except to the extent required by applicable securities laws, Adams is not under any obligation to (and expressly disclaims any such obligation to) update its forward-looking statements, whether as a result of new information, future events, or otherwise. All statements contained in this press release are made only as of the date of this release.
# # #
Investor/Media Contact: Janet M. Barth (908) 879-2428
Source: Adams Respiratory Therapeutics, Inc.

2